For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts, Inc. Expands Relationship With Creative Kingdoms

Company Makes Investment in MagiQuest Developer

MADISON, Wis., April 30, 2007—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today announced that it had closed on a $3.2 million investment in Creative Kingdoms, LLC, a developer of experiential gaming products. Creative Kingdoms’ products include MagiQuest, a high-tech, interactive, fantasy entertainment game that Great Wolf Resorts installed at two of its family resorts in 2006, in the Pocono Mountains, Pa. and Williamsburg, Va., and plans to add at several other properties.

“This investment expands and solidifies our existing close relationship with Creative Kingdoms and provides additional funding for their continued growth,” said Kim Schaefer, Great Wolf Resorts chief operating officer. “The successful introduction of MagiQuest at two of our resorts so far has provided us with a product to differentiate our guest experience as compared to competitors. The game has been popular with our guests, and we are looking forward to additional installations in our portfolio. We value the innovative ways in which Creative Kingdoms combines technology and fun, and we are looking forward to continuing our association with them.”

Denise Weston, president of Creative Kingdoms, noted, “We are encouraged by the commitment demonstrated to our company by Great Wolf Resorts. This investment strengthens our relationship with one of our most important customers. We feel that the Great Wolf Resorts indoor waterpark resort product – focusing on entertainment and fun for the whole family – is a perfect match for our interactive experiences. We look forward to continuing to create magical experiences for Great Wolf Resorts’ guests.”

“Our investment is in the form of a five-year term loan at market rates and terms,” Schaefer added. “In addition to a return on the loan, Great Wolf Resorts now has the opportunity to participate in the economic growth of Creative Kingdoms. We feel the economic success of the MagiQuest launches at two of our resorts has demonstrated a broad demand for the product. We intend to work with Creative Kingdoms to expand the MagiQuest platform in the United States and internationally beyond hotels and resorts. We believe this will both provide increased visibility of the product to potential Great Wolf Resorts guests and ultimately generate a healthy return on our investment.”

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently under construction in Grapevine, Texas and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts 2006 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.